Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Industrial Income Trust Inc.

We have audited the accompanying statement of revenues and certain expenses of the National Distribution Portfolio for the year ended December 31, 2011. This financial statement is the responsibility of the National Distribution Portfolio’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K/A of Industrial Income Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of the National Distribution Portfolio’s revenues and expenses. In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the National Distribution Portfolio for the year ended December 31, 2011, on the basis of accounting described in Note 1.

/s/ EKSH LLLP

February 20, 2013

Denver, Colorado

NATIONAL DISTRIBUTION PORTFOLIO

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For the Nine Months	For the Year Ended
(dollars in thousands)	Ended September 30, 2012	December 31, 2011
	(unaudited)
Revenues:
Rental revenue	$8,428	$11,624
Reimbursement and other revenue	2,111	2,837

Total revenues	10,539	14,461
Certain expenses:
Real estate taxes	1,279	1,724
Operating expenses	966	1,621
Insurance	163	220
Management fees	253	331

Total certain expenses	2,661	3,896

Excess of revenues over certain expenses	$7,878	$10,565

The accompanying notes are an integral part of these financial statements.

NATIONAL DISTRIBUTION PORTFOLIO

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 (UNAUDITED) AND

FOR THE YEAR ENDED DECEMBER 31, 2011

1.	Description of Business and Summary of Significant Accounting Policies

On December 5, 2012, Industrial Income Trust Inc. (the “Company”), through one of its wholly-owned subsidiaries, acquired a 100% fee interest in 12 industrial buildings aggregating approximately 3.7 million square feet on 197.6 acres (collectively, the “National Distribution Portfolio”). The buildings are located in the markets of Atlanta, Georgia; Chicago, Illinois; Fort Lauderdale, Florida; and Memphis, Tennessee. The total aggregate purchase price was approximately $180.0 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. The Company funded the acquisition using proceeds from its public offerings.

The accounting records of the National Distribution Portfolio are maintained on the accrual basis of accounting. The accompanying statements of historical revenues and certain expenses were prepared pursuant to Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission, and exclude certain material items. Such material items include mortgage interest, depreciation and amortization, and other administrative costs not directly related to the future operations of the National Distribution Portfolio. These financial statements are not intended to be a complete presentation of the National Distribution Portfolio revenues and expenses, due to the exclusion of certain expenses which may not be comparable to the proposed future operations of the National Distribution Portfolio.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations could be significantly impacted by the rental markets in which the National Distribution Portfolio is located, as well as by general overall economic conditions. Management is not aware of any material factors, other than those discussed above, that would cause the information included herein to not be necessarily indicative of future operating results.

In the opinion of management, the unaudited information for the nine months ended September 30, 2012 included herein, contains all of the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the nine months ended September 30, 2012. Results of the interim period are not necessarily indicative of results to be expected for the year.

2.	Operating Leases

The National Distribution Portfolio revenues are primarily obtained from customer rental payments as provided for under non-cancelable operating leases. The National Distribution Portfolio records rental revenue for the full term of the lease on a straight-line basis. The difference between rental income earned on a straight-line basis and cash rent due under the provisions of the lease agreements is recorded as a component of straight-line rent and accounts receivable. This accounting treatment resulted in an increase in rental income of approximately $55,000 for the nine months ended September 30, 2012 (unaudited) and $0.5 million for the year ended December 31, 2011.

Approximate future minimum rentals revenues under non-cancelable, in-place leases as of December 31, 2011, are as follows:

(dollars in thousands)	Amount
2012	$11,028
2013	10,174
2014	10,020
2015	8,193
2016	6,443
Thereafter	27,912

Total	$73,770

Tenant reimbursements of operating expenses are included in reimbursement and other revenue in the accompanying statement of revenues and certain expenses.

As of December 31, 2011, the National Distribution Portfolio was 89% occupied. The following table exhibits those customers who accounted for more than 10% of the rental revenues for the year ended December 31, 2011, and the corresponding percentage of the future minimum rental revenues:

Customer	Industry	Lease Expiration	% of 2011 Lease Payments	% of Future Minimum Lease Payments
Flextronics Logistics, USA. Inc.	Distribution & Logistics	October 2012 (1)	11.6%	1.5%
Priority Fulfillment Services, Inc.	eCommerce	April 2015	11.2%	5.6%
Edward Don & Company	Food & Beverage	September 2021	10.6%	18.3%

(1)	Subsequent to December 31, 2011, this lease was amended and extended through October 2015.

Leases set forth above contain customer lease renewal options for various periods under varying terms that may or may not be similar to the existing leases.

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